Exhibit 15.2

[Letterhead of TransAsia Lawyers]

September 12, 2014

Renren Inc.

1/F, North Wing

18 Jiuxianqiao Middle Road

Chaoyang District, Beijing 100016

People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the captions of “Item 3.D—Risk Factors”, “Item 4.B—Business Overview—Regulation” and “Item 10. E.—Taxation” in Renren Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on April 29, 2014, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Renren Inc.’s registration statement on Form S-8 (File No. 333-177366) that was filed on October 18, 2011.

Yours faithfully,
/s/ TransAsia Lawyers
TransAsia Lawyers